Exhibit 16.1

July 2, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Malibu Minerals, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Malibu Minerals, Inc.’s Current Report on Form 8-K dated June 29, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered